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                                                                    Exhibit 23.1

                        [Consent of Independent Auditors]

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_____) and the related prospectus of State Street Corporation for the registration of up to $1,500,000,000 of its debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts, stock purchase units and guarantees and the registration of capital securities by affiliated Delaware business trusts, and to the incorporation by reference therein of our report dated January 16, 2002 with respect to the consolidated financial statements of State Street Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                     Ernst & Young LLP

Boston, Massachusetts
August 16, 2002